Exhibit 107.1
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Medtronic plc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration fee
Equity	Ordinary Shares, par value $0.0001 per share issuable under the Registrant’s 2024 Employee Stock Purchase Plan	Rule 457	30,000,000	$79.82	$2,394,600,000	0.00014760	$353,443
Total Offering Amounts					$2,394,600,000		$353,443
Total Fee Offsets							N/A
Net Fee Due							$353,443
(1)	Fee calculated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereunder an indeterminate number of additional securities that may become issuable pursuant to antidilution provisions of the plan covered by this Registration Statement.
(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the New York Stock Exchange on December 4, 2023, which is a date within five business days prior to the filing of this Registration Statement.